Exhibit 15.2

10/F, CPIC Plaza, No. 28 Fengsheng Lane, Xicheng District, Beijing 100032, China

Tel:  86 10 5776 3888    Fax:  86 10 5776 3777

March 5, 2021

Bilibili Inc.

Building 3, Guozheng Center

No. 485 Zhengli Road,

Yangpu District, Shanghai, China

as the “Company”

Dear Sirs,

We consent to the references to our firm under the heading “Item 3. Key Information - D. Risk Factors -Risks Related to Our Business and Industry”, “Item 3. Key Information - D. Risk Factors - Risks Related to Our Corporate Structure”, “Item 4. Information on the Company - B. Business Overview” and “Item 4. - Information on the Company - C. Organizational Structure” in Bilibili Inc.’s Annual report on Form 20-F for the year ended December 31, 2020 (the “Annual Report”), which is filed with the Securities and Exchange Commission (the “SEC”) on March 5, 2021. We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Tian Yuan Law Firm
Tian Yuan Law Firm